Exhibit 10.1

July 21, 2021

Brooks H. Pierce

President & COO

Inspired Entertainment, Inc.

c/o Inspired Entertainment, Inc.

250 West 57th Street

Suite 2223

New York, New York 10107

Re: Contract Extension

Dear Brooks:

The Compensation Committee of the Board of Directors of Inspired Entertainment, Inc. wishes to invoke Section 2a of your February 17, 2020 Agreement and extend the termination date of that Agreement to December 31, 2024.

We are grateful for your leadership role in the Company and the outstanding manner in which you performed your duties during the pandemic which helped the Company survive and indeed thrive in portions of its operations. In consideration for your agreement, the Committee has determined to increase your Base Salary as reflected in Section 5a to $525,000 per year effective January 1, 2022 and to award you 75,000 RSUs as a Sign On incentive, which will vest on December 31, 2024, provided you remain with the Company to that date, or that your departure from the Company is the result of your death or change of control event as described in your Agreement, in which case vesting shall occur under the provisions applicable. Again, we look forward to your continued service with thanks.

Sincerely,

/s/ Steve Saferin
Steve Saferin
Chair
Compensation Committee
Inspired Entertainment Inc

Acknowledged and agreed this 21st day of July, 2021

/s/ Brooks H. Pierce
Brooks H. Pierce